ServiceNow to extend leading agentic AI to every employee for every corner of the business with acquisition of Moveworks
ServiceNow’s agentic AI and automation strengths plus Moveworks’ front-end AI assistant and enterprise search technology to accelerate enterprise AI adoption and innovation
Together with Moveworks, ServiceNow will drive use of its agentic AI platform across key growth areas including CRM
SANTA CLARA, CALIF. – March 10, 2025 – ServiceNow (NYSE: NOW), the AI platform for business transformation, today announced it has signed a definitive agreement to acquire Moveworks. The acquisition will combine ServiceNow’s agentic AI and automation strengths with Moveworks’ front-end AI assistant and enterprise search technology to unlock new experiences for every employee for every corner of the business. Following closing, together with Moveworks, ServiceNow – with thousands of AI agents already deployed – will continue to drive use of its agentic AI ServiceNow Platform to accelerate enterprise adoption and innovation across key growth areas including CRM.
ServiceNow and Moveworks will redefine the value of how to put AI to work, setting a new standard for the future of employee engagement with a powerful universal AI assistant, along with more perceptive AI-based enterprise search, to find fast answers to requests, automate and complete everyday tasks, and increase productivity. The majority of Moveworks’ current customer deployments already use ServiceNow as an important system of action to access enterprise AI, data, and workflows, pointing to a seamless integration for the companies.
“With the acquisition of Moveworks, ServiceNow will take another giant leap forward in agentic AI-powered business transformation,” said Amit Zavery, president, chief operating officer, and chief product officer at ServiceNow. “As agentic AI and enterprise-grade search forever change how we work, ServiceNow moved early to empower employees through AI. Moveworks’ talented team and elegant AI-first experience, combined with ServiceNow’s powerful AI-driven workflow automation, will supercharge enterprise-wide AI adoption and deliver game-changing outcomes for employees and their customers.”
"Moveworks hides the complexity employees face at work by giving them an intuitive, engaging starting place to search and drive action across any enterprise system,” said Bhavin Shah, co-founder and CEO, Moveworks. “Becoming part of ServiceNow presents an incredible opportunity to accelerate our innovation and deliver on our promise through their AI agent-fueled platform to redefine the user experience for employees and customer service teams.”
AI agents for all employees increase productivity, create great experiences at work
ServiceNow’s new AI solution is the fastest-growing product introduction in the company’s history. ServiceNow has nearly 1,000 AI customers and has surpassed $200 million in annual contract value (ACV) for its Pro Plus AI solution as of Dec. 31, 2024. With a team of more than 500 AI experts at the forefront of agentic AI architecture and experience, Moveworks has also seen exceptional adoption of its AI assistant with leading Fortune 500 and Global 2000 companies, such as Hearst, Instacart, Palo Alto Networks, Siemens, Toyota, and Unilever. With its new agentic platform growing to nearly 5 million employee users in about 18 months, and nearly 90% of its customers deploying the technology to all of their employees, Moveworks’ front-end AI agent and enterprise search services will expand ServiceNow’s reach to every requestor in an organization. ServiceNow is already one of Moveworks’ more than 100 technology integrations, and the companies have approximately 250 mutual customers. Together, ServiceNow and Moveworks will be the best agentic AI platform in the market.

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The acquisition builds on ServiceNow’s existing tuck-in strategy and ongoing organic growth, and the ServiceNow Platform’s built-in agentic AI and decades of leadership in automating complex workflows across departments, systems, and silos to enable employees to achieve even more, faster. In initial integration phases, ServiceNow and Moveworks will deliver a unified, end-to-end search and self-service experience for all employee requestors across every workflow – all from a single entry point. As domain specific AI agents proliferate to accomplish tasks across HR, CRM, finance, IT, and more, ServiceNow’s powerful agent orchestration capabilities will connect, analyze and manage AI agents, ensuring agents work in harmony across tasks, systems, and departments.
Common use cases with Moveworks include front-end employee automations for sales, CRM, finance, and HR. For example, Moveworks’ AI assistant drives the sales cycle “from lead to loyalty.” Moveworks’ AI assistant has access to up-to-date account information and can nudge salespeople when an account needs attention, such as a contract renewal. Moveworks’ AI assistant can also provide instant customer insights like contact details, order history, and open support tickets, so customer service agents can provide faster, more informed service. Routine employee payroll tasks and compensation questions can be handled automatically through simple chats with the AI assistant, and the Moveworks AI assistant can simplify the recruiting process by quickly surfacing open jobs, letting employees refer candidates through chat, and suggesting interview questions aligned with company values and priorities.
This strategic acquisition also positions ServiceNow to capitalize on the massive market opportunity ahead. The company plans to further integrate solutions such as CRM and customer service tailored to customer personas to deliver a cohesive sell, fulfill, and service experience on a single platform. By integrating Moveworks’ capabilities even further, ServiceNow will accelerate its AI-powered solutions to improve customer interactions.
Transaction details
Under the terms of the agreement, ServiceNow will acquire Moveworks for $2.85 billion, subject to customary purchase price adjustments, payable in a combination of cash and stock. The transaction is expected to close in the second half of 2025, subject to customary regulatory approvals and closing conditions.
J.P. Morgan Securities LLC served as ServiceNow’s lead financial advisor. Tidal Partners LLC also served as ServiceNow’s financial advisors.
Use of forward-looking statements
This press release contains "forward‑looking statements" about the expectations, beliefs, plans, intentions, and strategies relating to ServiceNow’s proposed acquisition of Moveworks. Such forward‑looking statements include, among others, statements regarding future product capabilities and offerings and expected benefits to ServiceNow and its customers arising from and in relation to the proposed acquisition and the timing of closing of the proposed acquisition. Forward‑looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward‑looking statements. If any such risks or uncertainties materialize or if any of the assumptions prove incorrect, our results could differ materially from the results expressed or implied by the forward‑looking statements we make. We undertake no obligation, and do not intend, to update the forward‑looking statements. Factors that may cause actual results to differ materially from those in any forward‑looking statements include, without limitation, challenges with completion of the proposed acquisition as anticipated, including obtaining regulatory approvals and other conditions to the

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completion of the proposed acquisition; the effect of the announcement or pendency of the proposed acquisition on Moveworks’ business, operating results, and relationships with customers, suppliers, competitors and others; risks that the proposed acquisition may disrupt Moveworks’ current plans and business operations; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement; the outcome of any legal proceedings related to the proposed acquisition; restrictions during the pendency of the proposed acquisition that may impact Moveworks’ ability to pursue certain business opportunities or strategic transactions; challenges or delays in assimilating or integrating Moveworks’ technology into our platform; challenges retaining employees of Moveworks after the proposed acquisition closes; unanticipated obligations or liabilities related to Moveworks’ legacy business; potential adverse tax consequences and the potential effects on the accounting of the proposed acquisition; and disruption to our business and diversion of our management’s attention and other resources. Further information on factors that could affect our financial and other results is included in the filings we make with the U.S. Securities and Exchange Commission from time to time.
Important information and where to find it
This press release relates to a proposed transaction between ServiceNow and Moveworks. ServiceNow will file a registration statement on Form S-4 with the SEC, pursuant to which the offer and sale of common stock of ServiceNow in the proposed transaction will be registered. ServiceNow also will file other documents regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND ALL OTHER RELEVANT DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
Investors and security holders will be able to obtain free copies of the registration statement, and all other relevant documents filed or that will be filed with the SEC by ServiceNow through the website maintained by the SEC at www.sec.gov. The documents filed by ServiceNow with the SEC also may be obtained free of charge at ServiceNow’s website at www.servicenow.com/company/investor-relations/sec-filings.html.
No offer or solicitation
This press release is for informational purposes only and is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the U.S. Securities Act of 1933, as amended.
About ServiceNow
ServiceNow (NYSE: NOW) is putting AI to work for people. We move with the pace of innovation to help customers transform organizations across every industry while upholding a trustworthy, human centered approach to deploying our products and services at scale. Our AI platform for business transformation connects people, processes, data, and devices to increase productivity and maximize business outcomes. For more information, visit: www.servicenow.com.

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About Moveworks
Moveworks transforms the way businesses operate by providing an agentic AI assistant that connects all enterprise systems. This allows organizations to transform how they operate and simplifies how employees across a company access information, automate tasks, and get support. Currently 350+ large enterprises and over 5 million+ employees rely on Moveworks — including 10% of the Fortune 500. Customers include Hearst, Instacart, Palo Alto Networks, Siemens, Toyota, and Unilever. The company is based in Mountain View, CA and has offices in Austin, Bangalore, New York, San Francisco, and Toronto.

CONTACTS:
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press@servicenow.com
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925.388.7205

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